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[LOGO] ING FUNDS

                                                               Exhibit (d)(7)(v)

January 1, 2008

Michael Gioffre
Senior Vice President
ING Investment Management Co.
10 State House Square
Hartford, CT 06103-3602

Dear Mr. Gioffre:

     Pursuant to the Sub-Advisory Agreement dated September 23, 2002, as amended, between ING Investments, LLC and ING Investment Management Co. (the "Agreement") we hereby modify the fees payable to the Sub-Adviser for ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund (the "Portfolios").

     Upon your acceptance, the Agreement will be modified to give effect to the foregoing by modifying the annual sub-advisory fee for the Portfolios as reflected on the Amended Schedule of the Agreement, effective January 1, 2008. The Amended Schedule A, with the annual sub-advisory fees indicated for the Portfolios, is attached to the letter.

     Please signify your acceptance to the modification of the annual sub-advisory fee for the Portfolios by signing below where indicated.

                                        Very sincerely,


                                        By: /s/ Todd Modic
                                            ------------------------------------
                                            Name:  Todd Modic
                                            Title: Senior Vice President
                                                   ING Equity Trust

ACCEPTED AND AGREED TO:
ING Investment Management Co.


By: /s/ Dan Wilcox
    ---------------------------------
    Name: Dan Wilcox
    Title: SVP, Duly Authorized

7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000         ING Investments, LLC
Scottsdale, AZ 85258-2034         Fax: 480-477-2744
                                  www.ingfunds.com

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                               AMENDED SCHEDULE A

                               with respect to the

                             SUB-ADVISORY AGREEMENT

                                     between

                              ING INVESTMENTS, LLC

                                       and

                          ING INVESTMENT MANAGEMENT CO.

                                              Annual Sub-Adviser Fee
Series                            (as a percentage of average daily net assets)
------                            ----------------------------------------------
ING Equity Dividend Fund                      0.2925% on all assets

ING Financial Services Fund          0.4500% of first $30 million of assets
                                      0.3375% of next $95 million of assets
                                   0.3150% of assets in excess of $125 million

ING Fundamental Research Fund        0.3150% of first $500 million of assets
                                          0.2925% of next $500 million
                                    0.2700% of assets in excess of $1 billion

ING MidCap Opportunities Fund                        0.3375%

ING Opportunistic LargeCap Fund      0.3150% of first $500 million of assets
                                          0.2925% of next $500 million
                                    0.2700% of assets in excess of $1 billion

ING SmallCap Opportunities Fund    0.405% of the first $250 million of assets
                                    0.36% of the next $250 million of assets
                                   0.3375% of assets in excess of $500 million

ING SmallCap Value Choice Fund                      0.3375%/1/

/1/ as a percentage of average daily net assets under the management of ING Investment Management Co.